Exhibit 99.2

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of January 9, 2007, between UTStarcom, Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Trustee are parties to an Indenture dated as of March 12, 2003 (the “Original Indenture,” together with this First Supplemental Indenture, the “Indenture”), providing for the issuance of $402,500,000 aggregate principal amount of 7/8% Convertible Subordinated Notes due 2008 (the “Securities”);

WHEREAS, the Company has commenced a solicitation of consents (the “Solicitation”) from the holders of the Securities (the “Holders”) to certain amendments to the Original Indenture as set forth in the Consent Solicitation Statement, dated as of December 22, 2006, as amended and restated by the Supplemental Consent Solicitation Statement dated as of January 8, 2007 (the “Statement”);

WHEREAS, pursuant to the Solicitation, the Holders of at least a majority in aggregate principal amount of the Securities outstanding have consented to the amendments effected by this First Supplemental Indenture in accordance with the provisions of Section 11.2 of the Indenture;

WHEREAS, pursuant to Sections 11.6 and 12.4 of the Indenture, there has been delivered to the Trustee on the date hereof an Officers’ Certificate and an Opinion of Counsel certifying that this First Supplemental Indenture is authorized or permitted by the Indenture.

NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants contained herein and for other good and valuable consideration, the parties hereto agree as follows:

1.               Definitions. Capitalized terms used but not defined in this First Supplemental Indenture shall have the specified meanings set forth in the Original Indenture.

2.               Amendments to Indenture.

(a)          The amendments set forth below will become effective upon the execution and delivery of this First Supplemental Indenture by the Company and the Trustee.

(b)         The sections of the Original Indenture identified below will be amended as indicated.

(i)             The following defined terms are hereby added to Section 1.1 of the Indenture in alphabetical order:

(1)          “Covenant Reversion Date” means May 31, 2007.

(2)          “SEC Reports” means reports the Company may be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(3)          “Solicitation Documents” means the Consent Solicitation Statement dated as of December 22, 2006 as amended and restated by the Supplemental Consent Solicitation Statement dated as of January 8, 2007 and the related Letter of Consent and Amended Letter of Consent, respectively, each as may be further amended and supplemented from time to time.

(4)          “Special Interest” has the meaning set forth in Section 6.1.

(ii)          The Indenture is hereby amended by adding a new Section 2.12(g) as follows: “(g) Each Security issued hereunder shall bear the following legend on the face thereof: ‘THIS DEBT INSTRUMENT HAS, FOR FEDERAL INCOME TAX PURPOSES, BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT. HOLDERS MAY CALL THE UTSTARCOM CHIEF FINANCIAL OFFICER AT (510) 864-8800 TO LEARN THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY OF THIS DEBT INSTRUMENT FOR PURPOSES OF THE ORIGINAL ISSUE DISCOUNT RULES.’”

(iii)       The following two sentences are hereby inserted at the end of Section 8.1 of the Indenture: “Notwithstanding any of the foregoing, but subject to the immediately succeeding sentence, the failure of the Company to file SEC Reports or to comply with Section 6.2 or Section 6.3 of this Indenture or §314 of the TIA before 5:30 p.m., New York City time, on the Covenant Reversion Date shall not constitute a default under clause (3) above. If, however, as of 5:30 p.m., New York City time, on the Covenant Reversion Date, the Company shall not have filed the SEC Reports with the SEC and provided such SEC Reports, and any Officers’ Certificates required pursuant to Section 6.3 of this Indenture, to the Trustee, any default arising from the Company’s failure to file SEC Reports or to comply with Section 6.2 or Section 6.3 of this Indenture or §314 of the TIA that would have been deemed to have occurred between the date of this First Supplemental Indenture and the Covenant Reversion Date, but for the foregoing sentence and would be deemed to remain uncured but for the foregoing sentence as of the Covenant Reversion Date shall be deemed to have occurred on the Covenant Reversion Date.”

(iv)  The following two sentences are hereby inserted as a new last paragraph at the end of Section 6.1 of the Indenture: “In addition to any other payment required by the Securities and the Indenture, the Securities shall accrue special interest at a rate equal to 6.75% per annum (payable semi-annually) from and after the effective date of this First Supplemental Indenture to maturity of the Securities, unless earlier repurchased or converted (“Special Interest”). Special Interest will be paid by the Company in addition to, at the same time and in the same manner as regularly scheduled payments of interest pursuant to the Indenture and the Securities to Holders entitled to receive such regularly scheduled payments of interest.

3.               Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Original Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities (whether heretofore or hereafter authenticated and delivered) shall be bound hereby.

4.               Governing Law. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the state of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

5.               Trustee Makes no Representation. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture

6.     Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7.     Effect of Headings. The section headings herein are for convenience only and shall not effect the construction thereof.

8.     Successors and Assigns. All covenants and agreements in this First Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

9.     Separability Clause. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first written above.

COMPANY:
UTSTARCOM, INC.

By:	/s/ Francis P. Barton
Name: Francis P. Barton
Title: Chief Financial Officer and
Executive Vice President

TRUSTEE:
U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Stephen Rivero
Name: Stephen Rivero
Title: Vice President